Exhibit 99.1

700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	E. Lynn Hill

Chief Accounting Officer

(832) 239-6185 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES RESPONDS TO LEUCADIA LETTER

HOUSTON, July 19, 2004 — Plains Resources Inc. (NYSE: PLX – News) announced today that on July 14, 2004 its Board of Directors received a letter from Leucadia National Corporation reiterating its suggestion that Plains Resources complete a leveraged recapitalization. Leucadia’s July 14th letter, as more fully explained in Leucadia’s press release of the same date, responded to the Board of Director’s reasons, as stated in Plains Resources’ press release of July 12, 2004, for rejecting Leucadia’s July 7th letter relating to a leveraged recapitalization. Leucadia’s July 14th letter also modified in some respects and provided its assumptions relating to its previously suggested leveraged recapitalization, in which Plains Resources would remain a public company, would borrow approximately $175 million and use the proceeds to commence a tender offer to purchase Plains Resources common stock at a price of $18.00 per share. Leucadia also proposed changes in the management and governance of Plains Resources.

The Board of Directors believes that the leveraged recapitalization suggested in Leucadia’s July 14th letter would not result in superior value for Plains Resources’ stockholders as compared to the existing $17.25 per share all cash offer from Vulcan Capital. The Special Committee had previously considered the alternative of a leveraged recapitalization and had determined that alternative would not result in superior value for Plains Resources’ stockholders. Notwithstanding the assertions in Leucadia’s July 14th letter, the Board of Directors continues to believe that Leucadia’s suggested leveraged recapitalization as outlined in its July 14 letter is flawed in several respects, including that it:

•	would result in a highly leveraged entity which would expose Plains Resources stockholders to much greater financial risk than the company’s current capital structure, and which could have a negative impact on the company’s market price;

•	did not provide a business plan for the recapitalized entity;

•	asserted that, following the recapitalization, Plains Resources common stock would trade at a substantial premium to its historical multiple of free cash flow, based on the trading multiples of two companies which Leucadia claimed were comparable to Plains Resources, even though Plains Resources would be significantly more leveraged than such companies following the proposed recapitalization, and notwithstanding that Plains Resources owns a much lower percentage of the general partner of PAA than such companies own in their respective general partners of master limited partnerships;

•	understated Plains’ Resources existing debt and expenses associated with any recapitalization, and did not acknowledge that a termination fee could be payable to Vulcan as a result of a recapitalization;

•	assumed 2005 cash distributions by PAA of $2.74 per unit, although the midpoint from PAA’s most recent guidance is approximately $2.44 per unit; and

•	assumed that PAA would complete $250 million in acquisitions annually at a multiple of 7.5 times EBITDA, when PAA’s most recent acquisitions have been completed at higher purchase price multiples.

In light of these and other factors, as well as the significant uncertainty surrounding such a proposed recapitalization, both the Special Committee and the full Board of Directors voted that the transaction suggested by Leucadia’s July 14th letter was not reasonably likely to lead to a superior proposal as defined in the Vulcan merger agreement. Although he voted to reject the leveraged recapitalization suggested by Leucadia, Mr. Hitchcock continues to be opposed to the merger with Vulcan at a price of $17.25 per share, and stated that he believed that he might be willing to support a better reasoned recapitalization as an alternative to the Vulcan merger.

As previously announced, Plains Resources has entered into a merger agreement with an affiliate of Vulcan Capital. Under the terms of the merger agreement, stockholders of Plains Resources, other than Plains Resources’ Chairman James C. Flores and its CEO John T. Raymond, would receive $17.25 per share in cash for each share of Plains Resources stock that they own. Mr. Flores and Mr. Raymond are participating with the affiliate of Vulcan Capital in the transaction.

In addition, Kayne Anderson Capital Advisors, L.P. and EnCap Investments, L.L.C. have entered into a voting agreement with Vulcan and granted Vulcan an irrevocable proxy to vote their respective shares in favor of the merger. As of June 14, 2004, the record date for the merger vote, these holders together beneficially owned or controlled approximately 12% of Plains Resources’ outstanding common stock. The approval and adoption of the amended merger agreement and the merger requires the affirmative vote of a majority of the outstanding common stock. Including Messrs. Flores and Raymond’s agreement to vote in favor of the merger, holders of approximately 17% of the outstanding common stock are contractually committed to vote in favor of the approval and adoption of the merger agreement and the merger.

Plains Resources has scheduled a special meeting of its stockholders for July 22, 2004 at which its stockholders will vote upon the approval and adoption of the merger agreement, as amended. The Board of Directors fixed June 14, 2004 as the record date for the special meeting. Only holders of record of Plains Resources common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. There can be no assurance that the merger will be completed.

PLAINS RESOURCES HAS FILED WITH THE SEC AND MAILED TO STOCKHOLDERS A DEFINITIVE PROXY STATEMENT DATED JUNE 23, 2004 AND A SUPPLEMENT TO THE PROXY STATEMENT DATED JULY 13, 2004 FOR THE SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE PROPOSED TRANSACTION WITH THE VULCAN GROUP, AND PLAINS RESOURCES AND THE VULCAN GROUP FILED WITH THE SEC A SCHEDULE 13E-3 AND MAY FILE OTHER RELEVANT DOCUMENTS WITH THE SEC CONCERNING THE PROPOSED TRANSACTION. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AS SUPPLEMENTED, AND SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

YOU MAY OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PLAINS RESOURCES FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM PLAINS RESOURCES AT 700 MILAM, SUITE 3100, HOUSTON, TEXAS 77002, ATTENTION: INVESTOR RELATIONS, OR BY TELEPHONE AT 832-239-6000.

Plains Resources, James C. Flores, John T. Raymond, Sable Investments, L.P., Sable Investments, LLC, Paul G. Allen and the affiliate of Vulcan Capital (which together with Mr. Flores, Mr. Raymond and Mr. Allen form the “Vulcan Group”), and the directors and executive officers of Plains Resources and the affiliate of Vulcan Capital, may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, OF THESE PERSONS IS SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR ITS 2003 ANNUAL MEETING, THE SCHEDULE 13D FILED WITH THE SEC BY THE VULCAN GROUP ON DECEMBER 1, 2003 AS AMENDED ON FEBRUARY 26, 2004, MARCH 25, 2004, APRIL 15, 2004, JULY 13, 2004 AND JULY 19, 2004, THE DEFINITIVE PROXY STATEMENT, AS SUPPLEMENTED, FOR THE SPECIAL MEETING OF STOCKHOLDERS FILED WITH THE SEC AND THE SCHEDULE 13E-3 FILED WITH THE SEC.

About Plains Resources

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the risk that Plains Resources may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include the failure of Plains Resources’ stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to August 31, 2004. Other risks and uncertainties that could affect the ability of Plains Resources to complete the merger include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and has in estimating reserves, regulatory changes, risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P. (“PAA”), which could in turn impact the value of the company’s holdings in PAA, and other factors discussed in Plains Resources’ filings with the SEC.

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